EXHIBIT 12
                                                                      ----------

                              SWIFT ENERGY COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES



   Actual                                                                                  6 Mos.         6 Mos.
    Data         1995           1994           1993             1992          1991          1996           1995
------------ -------------  -------------  -------------   -------------- ------------- -------------  --------------
Gross G&A       16,603,884     16,773,066     15,655,093       13,838,302    14,747,482     8,542,091      8,635,888
Net G&A          5,256,184      5,197,899      5,065,323        4,977,440     4,655,996     2,851,734      2,752,062
Interest
Expense          1,115,361      1,795,133        597,465           76,477            --       293,907      1,090,324
Rent
Expense            869,191        965,389        961,280          922,001       884,397       485,053        422,761
N.I. Before
Taxes            6,894,537      4,837,829      6,628,608        4,687,519     3,748,741    10,042,467      1,641,882
Capitalized
Interest         1,442,022        766,572        389,352          466,460       280,907       797,934        665,498
Depl. Captl.
Interest            95,496         87,588         64,454           38,054        19,571        75,077         43,794

 Calculated
    Data
Unallocated
G&A (5)              31.66%         30.99%         32.36%           35.97%        31.57%        33.38%        31.875%
Non-Cap'l.
Rent Exp.          275,154        299,170        311,029          331,631       279,217       161,932        134,724
1/3 Non-
Cap'l. Rent         91,718         99,723        103,676          110,544        93,072        53,977         44,908
Exp.
Fixed
Charges          2,649,101      2,661,428      1,090,493          653,481       373,979     1,145,818      1,800,730
Earnings         8,197,112      6,820,273      7,394,203        4,912,594     3,861,384    10,465,358      2,820,908

Ratio of
Earnings to
Fixed Costs           3.09           2.56           6.78             7.52         10.33          9.13          1.57
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